EXHIBIT 10.1

Lease Contract

THIS LEASE Contract is entered into by and between:

KU SHIH YUN (hereinafter referred to as the “LESSOR”); and Fashionista Distributor Holdings Inc. (hereinafter referred to as the “LESSEE”).

Whereas,

The LESSEE wishes to lease from the LESSOR the office space located on the 2F., No. 24, Sec. 1, Chongqing N. Rd., Datong Dist., Taipei City , Taiwan (R.O.C.).

NOW, THEREFORE, the parties hereby agree as follows:

1.	LOCATION AND SCOPE OF THE PREMISE

The LESSOR agrees to lease, to the LESSEE, 2F., No. 24, Sec. 1, Chongqing N. Rd., Datong Dist., Taipei City , Taiwan (R.O.C.), including their supplementary public facilities (hereinafter as the “Premise”).

2.	LEASE TERM

April 1, 2024 to March 31 , 2025.

3.	RENT-FREE PERIOD

1)	The LESSOR agrees that the rent-free period for Premise is the period from N/A ,. During the rent-free period, the LESSOR shall deliver the Premise to the LESSEE for its fit-out and use of the Premise without paying rent: however, the LESSEE shall pay the management fee of the building, the management fee of the parking spaces, as well as the utility fees such as the fees for water and electricity. The expenses for the fit-out shall be borne by the LESSEE.

2)	During the fit-out period referred to in the preceding paragraph, the LESSEE shall as well perform the obligations pursuant to Article(s) 3, 7, 8 and 9 of the Contract.

4.	RENT AND PAYMENT TERMS

1)	The monthly rent for the period from April 1, 2024 to March 31, 2025 shall be 1200 US dollars (Business tax excluded).

2)	The rent payment is based on the principle of renting first and paying later, that is, LESSEE pays the current year’s rent before the end of each fiscal year.The LESSEE shall transmit the rent into the following bank account designated by the LESSOR (“Designated Account”) and shall not delay or refuse to make such payment for any reason.

Bank: Bank Sinopac, No.36, Sec.3, Nanjing E. Rd., Taipei, Taiwan

SWIFT Code： SINOTWTP

Account Number: [***]

Account Name: KU SHIH YUN

The LESSOR shall issue an invoice to the LESSEE within five (5) days after the receipt of each rent payment.

5.	SECURITY DEPOSIT

1)	The LESSEE shall pay the LESSOR a security deposit by cash in an amount equivalent to 3 months of office rent, which is 3600 US dollars in total (the “Security Deposit”) to the Designated Account. The LESSOR shall issue a receipt to the LESSEE upon payment of the Security Deposit. Upon the LESSEE’S return of the Premise in accordance with Article 11 of the Contract and provision of the receipt for the Security Deposit, the Security Deposit shall be returned to the LESSEE without interest. However, the LESSOR may deduct, from the Security Deposits, rent outstanding arising from nonpayment, as well as other liabilities and penalties arising out of the Contract.

2)	The LESSEE shall not use any portion of the Security Deposit for payment of rent.

6.	EXPENSES

1)	The indoor water and electricity fees of the Premise shall be borne by the LESSEE. The electricity, water and maintenance fee for the public elevator, water and public lightening, as well as the management fee, shall be borne by the LESSEE proportionately based on the measures of the Premise. The taxes arising from the LESSEE’s businesses shall be borne by the LESSEE. Building tax that arises from the entitlement of the Premise and the rent of Superficies shall be borne by the LESSOR.

2)	The management fees and other fees shall be determined based on the resolution made by the building management committee or the responsible person of the management committee.

3)	The LESSEE shall inspect, maintain and apply for certificates for the indoor part of the Premise at its own expense periodically in accordance to regulations with respect to fire-protection, building and public security.

7.	LIMITATION OF USE

1)	The LESSOR shall be responsible for changing the usage license to accommodate the usage of Business & Service. The LESSEE shall not use the Premise in a manner that exceeds the scope granted under the usage license.

2)	The LESSEE must not conduct its business in a way that evades taxation, involves trading of contraband, and violates laws and regulations. In case that any law is violated as contemplated herein, all liability shall be borne by the LESSEE, and the LESSOR shall bear no responsibility.

3)	The public area, equipment and any other facilities of the Building, such as elevators, water and electricity meters, lighting equipment, aluminum doors and windows, glasses, iron doors, and sanitary equipment, fire-protection equipment, fire walls, gas equipment, watering equipment, and other accessory facilities of the Building, shall be kept in good condition. However, where the management branch of the Building has otherwise stipulated management rules in regards to the public area, equipment and other facilities of the Premise, the management rules shall prevail.

8.	REPAIRS AND MODIFICATION

The repair fees for the main structure of the Building, accessory public devices, main engine of the air conditioning, etc. shall be borne by the LESSOR or the management committee of the Building. (If an investigation conducted by the parties mutually shows that the damage is attributable to the LESSEE, the LESSEE shall be responsible for the repairs); any other repairs in relation to the Premise (including doors, windows, glass, lightening devices, devices installed by the LESSEE, etc.) shall be borne by the LESSEE for which the LESSOR shall not be responsible.

If the LESSEE finds it necessary to construct partition walls or make modification to the Premise, any and all relevant expenses shall be borne by the LESSEE itself. However, the LESSOR shall not damage the building structure and curtain framework. If the LESSEE intends to construct partition walls on the west side of the curtain, it shall be constructed within the boundary of the window frame. If the partition wall is constructed on the edge of the lightening, translucent glass shall be used. Additionally, the LESSEE shall not build or construct any illegal additions.

If the LESSEE wishes to modify the electricity, water, air conditioning and fire protection of the Premise, it shall provide the LESSOR with the design layouts and shall obtain prior approval from the LESSOR. If the LESSEE wishes to install additional safety devices, security systems, etc. it shall inform the management committee of the Building and assure that such installations do not affect the existing safety devices of the Building prior to their construction.

9.	RISK OF LOSS

The LESSEE shall use the Premise with care consistent with that of a good administrator. If the damage or loss of the Premise is caused by the intentional or negligent acts of the employees or agents of the LESSEE, which shall be deemed as intentional or negligent acts of the LESSEE, the LESSEE and the tortfeasor shall bear the liability jointly and severally. If the Premise are unable to be used due to reasons not attributable to the LESSEE, the LESSEE may terminate the Contract without complying with Article 10 of the Contract, which calls for prior notice and compensation. And the LESSOR shall return the advanced rent proportionally and the Security Deposit.

10.	TERMINATION

If the LESSEE wishes to terminate the Contract within one year from the effective date of the Contract, it shall inform the LESSOR one month prior to the termination date and shall pay a penalty equivalent to six (6) months’ worth of rent to the LESSOR. If the LESSEE wishes to terminate the Contract after one year from the effective date of the Contract, it shall inform the LESSOR one month prior to the termination date and shall pay a penalty equivalent to three (3) months’ worth of rent to the LESSOR.

Where the rent outstanding is overdue for two (2) months, the LESSOR may terminate the Contract without notice, and the LESSEE shall pay a penalty equivalent to Paragraph 1 of this Article. Where the LESSEE’s use of the Premise is in violation to the Contract, and the LESSEE fails to make corrections pursuant to the written notice of the LESSOR, the LESSEE shall pay a penalty equivalent to Paragraph 1 of this Article.

11.	RETURN OF THE PREMISE

The LESSOR delivers the Premise to the LESSEE on an “as is” basis. Upon expiration of the Contract or termination for any reason, the LESSEE shall vacate the Premise, restore it to the status as it was originally delivered to the LESSEE, and return the Premise to the LESSOR; if the Premise are not returned in time, the LESSOR may dispose of any items left behind by the LESSEE at the expenses of the LESSEE.

Upon the return of the Premise, the LESSEE may not request any compensation for moving or any other expenses for any reason. Additionally, the LESSEE’s return of the Premise is NOT conditional upon the LESSOR’s return of the Security Deposits.

Upon expiration or termination of the Contract, the LESSEE shall vacate the Premise, restore it to the status when it was originally delivered to the LESSEE. Otherwise, the LESSOR may cease the supply of water, electricity, air conditioning, etc. The LESSEE shall also be subject to the daily punitive penalty at an amount equivalent to two times of the stipulated rent from the overdue date to the date it returns the Premise to the LESSOR as compensation for the LESSOR’s loss. If the aggregate amount of the penalty under this article and Article 10 is insufficient to cover the LESSOR’s loss, the LESSEE shall still be liable for the remainder of such loss.

With the prior written consent of the LESSOR (the LESSOR shall not refuse such consent without sufficient reason) and supporting relevant documents substantiating such fact, the LESSOR may consign or sublease the Contract or the use of the Premise to its subsidiary, affiliates, or other surviving companies subsequent to a legal merge or restructure of the LESSEE.

The LESSEE is entitled to a one-time right of first refusal, under which, except for the rent and rent-free, the conditions of the new contract shall be the same as the Contract. The terms related to rent for the extension should be mutually agreed upon by the parties based on the market of the lease of the Premise at the time of the extension. If the LESSEE wishes to execute the aforementioned right of first refusal, it shall inform the LESSOR three (3) months in advance of the expiration date of the Contract, and shall, prior to such expiration date, complete the execution of the new lease contract in order to continue the use of the Premise subsequent to the expiration of the Contract; otherwise, there will not exist any lease relationship between the parties after the expiration of the Contract.

During the lease term, the LESSEE may never object to ownership transfer of the Premise by the LESSOR to any third party. If that third party subsequently assumes all the rights and obligations of the LESSOR of the Contract, the LESSEE shall assist in changing the name of LESSOR of the Contract to such third party, and shall continue to perform its obligations under the Contract to such third party. The parties must not thereby request change of lease conditions or any compensation.

The LESSEE shall abide by the rules stipulated by the management committee of the Building, resident agreements and other relevant regulation.

12.	JURISDICTION AND APPLICABLE LAW

The Contract is governed by the laws of Taiwan.

Where there is ambiguity to the terms contained in the Contract, the parties shall handle the disputes with good faith. If there is a dispute or lawsuit arising out of this Contract, the parties hereby agree to designate Taipei District Court as the competent court of first instance.

This Contract may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

This Contract has been executed as of the following date: April 1, 2024.

The LESSOR:

Representative:

/s/ Ku Shih Yun

The LESSEE: Fashionista Distributor Holdings Inc.

Representative: Yushun Ting

/s/ Yushun Ting